Exhibit 99.1

Mace Security International, Inc. Completes Sale of Linkstar Corporation

HORSHAM, Pa.--(BUSINESS WIRE)--November 29, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB:MACE) today announced that it completed the sale of Linkstar Corporation, the e-commerce division of its Digital Media Marketing Segment, on November 22, 2010. The sale price for the transaction was $1.1 million. Ten percent (10%) of the purchase price, or $110,000, was placed into escrow, which funds will be released to the Company in six months if there are no unsatisfied indemnity claims under the Stock Purchase Agreement. The Company netted cash of $950,000, excluding the $110,000 escrowed funds and closing costs.

“We are pleased that we were able to divest our Linkstar operation,” said Dennis Raefield, CEO and President of Mace. “The completion of this sale of non-core assets is one of the final steps towards our goal of becoming a security-focused company.”

Michael Rosenberg of Northside Advisors, an independent investment bank for digital media and related technologies, represented Mace on this transaction.

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its current reports on Form 8-K, which reports should be read in conjunction with this press release.

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager, 925-478-4524
sdin@mace.com